Exhibit 99.1

SolarCity Announces Proposed Securitization

SAN MATEO, Calif., Nov. 4, 2013—SolarCity® (Nasdaq: SCTY) today announced that its wholly-owned subsidiary, SolarCity LMC Series I, LLC, intends, subject to market and other conditions, to offer in a private placement $54,425,000 aggregate principal amount of Solar Asset Backed Notes, Series 2013-1 with a scheduled maturity date of December 2026. The offering will be made only to persons who are both (i) qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) qualified purchasers as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, for purposes of Section 3(c)(7) of such Act.

These notes will be secured by a pool of photovoltaic systems and related leases and power purchase agreements and ancillary rights and agreements that will be owned by SolarCity LMC Series I, LLC. These notes will represent obligations solely of SolarCity LMC Series I, LLC, and will not be insured or guaranteed by SolarCity Corporation or any other affiliate thereof, or by any other person or entity.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, and there shall not be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Media Contact	Jonathan Bass (650) 963-5156 press@solarcity.com